Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, $0.001 par value per share (the “Common Stock”), of Vertex Energy, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of October 1, 2024.

Date: October 1, 2024

CrowdOut Credit Opportunities Fund LLC

By:	CrowdOut Capital LLC, its managing member

By:	/s/ Alexander Schoenbaum
Name: Alexander Schoenbaum
Title: Chief Executive Officer

CrowdOut Capital LLC

By:	/s/ Alexander Schoenbaum
Name: Alexander Schoenbaum
Title: Chief Executive Officer

/s/ Alexander Schoenbaum
Name: Alexander Schoenbaum

/s/ Brian Gilmore
Name: Brian Gilmore